UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 12, 2007 (July 10, 2007)
T-3 ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter )

Delaware	Commission	76-0697390
(State or other jurisdiction of incorporation or organization)	File No.: 000-19580	(IRS Employer Identification No.)
7135 Ardmore, Houston, Texas 77054
(Address of principal executive offices and zip code)
(713) 996-4110
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
Appointment of Lisa W. Rodriguez as Director
     On July 10, 2007, we announced the appointment of Lisa W. Rodriguez as a director to the Board of Directors (the “Board”) of T-3 Energy Services, Inc. (the “Company”).
     Ms. Rodriguez is expected, at the time of this disclosure, to be named as a member of the Board’s audit, compensation and nominating committees.
     Ms. Rodriguez has no relationships or related party transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.
     Ms. Rodriguez will receive compensation consistent with other outside directors of the Company. During 2006, the Company’s outside directors received an annual director fee of $30,000, an annual audit committee chairman fee of $6,000, an annual compensation committee chairman fee of $3,000, $2,000 for attendance at Board meetings and $1,000 for attendance at Board teleconference meetings, $1,000 for attendance at committee meetings, 5,000 non-statutory stock options, as well as reimbursement for reasonable travel expenses incurred in attending such meetings. Options granted to outside directors have an exercise price equal to the closing price of the Company’s common stock on the date of grant as reported by the NASDAQ Global Market, vest over a three-year period, and expire 10 years after the effective date of the grant, subject to prior termination, all pursuant to the terms of the T-3 Energy Services, Inc. 2002 Stock Incentive Plan.
Resignation of Stephen A. Snider
     On July 10, 2007, the Board of Directors of the Company accepted the resignation of Stephen A. Snider as a director of the Company. Mr. Snider’s resignation was not the result of any disagreement with the Company.
     A copy of the press release announcing Ms. Rodriguez’s hiring and Mr. Snider’s resignation is being filed herewith as Exhibit 99.1.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION
99.1	Press Release issued by T-3 Energy Services, Inc. on July 10, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
T-3 Energy Services, Inc.

By:	/s/ Michael T. Mino
Michael T. Mino
Chief Financial Officer and Vice President
Date: July 12, 2007

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INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
99.1	Press Release issued by T-3 Energy Services, Inc. on July 10, 2007.

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